                                                                    EXHIBIT 99.1

Contact: Herman Chin, FalconStor Software   Andrea Wenholz, Crossroads Systems,
         631-962-1163                       Inc.
         herman.chin@falconstor.com         512.928.6897 or 800.643.7148
         --------------------------         info@crossroads.com

         FALCONSTOR AND CROSSROADS REACH AGREEMENT TO SETTLE PATENT SUIT

   COMPANIES ENTER MUTUALLY BENEFICIAL CROSS-LICENSING & Reseller Arrangement

MELVILLE, N.Y., August 18, 2004--FalconStor Software, Inc. (Nasdaq: FALC), a
leading developer of network storage infrastructure software solutions and
Crossroads Systems, Inc. (Nasdaq: CRDS), a leading global provider for storage networking solutions, have reached a cross-licensing and reseller agreement to settle outstanding patent infringement claims relating to Crossroads' "access controls" technology.

To facilitate resolution of their dispute, the companies have entered into a business relationship in which FalconStor will become a reseller of Crossroads products. In addition, the companies reached a patent cross-licensing arrangement that grants FalconStor a perpetual worldwide license to Crossroads'
access control technology and grants Crossroads a perpetual worldwide license to select FalconStor technology.

ABOUT CROSSROADS SYSTEMS, INC.
With headquarters in Austin, Texas, Crossroads Systems (Nasdaq:CRDS) is a
leading global provider of data routing solutions for Storage Area Networks
(SANs). Crossroads' solutions serve the growing storage connectivity and data storage markets, and are designed to help companies store, manage and ensure the integrity and availability of their data. Crossroads' products are in solutions from companies such as EMC, HP and StorageTek, and are distributed through partners such as Bell Micro, DLT Solutions, Info-X, Promark, and TidalWire.
Crossroads is a voting member of the Storage Networking Industry Association
(SNIA). For more information about Crossroads Systems, please visit
www.crossroads.com or call 800/643-7148.

ABOUT FALCONSTOR
FalconStor Software, Inc. (NASDAQ: FALC) is a leading developer of network storage infrastructure software solutions designed to optimize the p erformance and availability of today's complex IT infrastructures. Deployed by a wide range of Fortune 1000 enterprises, FalconStor's flagship product, IPStor, optimizes storage utilization, accelerates backup and recovery, maximizes I/O performance and ensures business continuity via sophisticated data replication services. It is available and supported through major OEMs, system integrators and resellers worldwide.

Founded in 2000, FalconStor is headquartered in Melville, NY, with offices throughout Europe and the Asia Pacific regions including Paris, Tokyo and
Taiwan. FalconStor is an active member of the Technical Support Alliance Network
(TSANet), Storage Networking Industry Association (SNIA) and Fibre Channel
Industry Association (FCIA). For more information visit WWW.FALCONSTOR.COM or call 1-631-777-5188.

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor's products and services;
technological change in the storage and networking industries; competition in the storage networking software market; the potential failure of FalconStor's
OEM partners to introduce or to market products incorporating FalconStor's products; the ability to achieve profitability; intellectual property issues;
and other risk factors discussed in FalconStor's reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

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